Exhibit 99.1

WhiteHorse Finance, Inc. Comments on Recent Transfer of Common Shares by H.I.G. Capital, LLC Affiliates

NEW YORK, NY, December 8, 2020 – WhiteHorse Finance, Inc. (“WhiteHorse Finance” or the “Company”) (Nasdaq: WHF) today issued the following statement regarding the recent ownership transfer of common shares held by funds affiliated by H.I.G. Capital:

“On December 7, 2020, H.I.G. Bayside Debt & LBO Fund II, L.P. and H.I.G. Bayside Loan Opportunity Fund II, L.P. (the “Legacy Bayside Funds”), funds affiliated with and managed by H.I.G. Capital, agreed to sell their collective ownership interests in WhiteHorse Finance, comprised of 4,863,172 shares of the Company’s common stock, to H.I.G. Bayside Loan Opportunity Fund IV, L.P. (“Bayside Fund IV”), which is also affiliated with and managed by H.I.G. Capital. The terms of the agreement were not disclosed.

The transaction will transfer 2,679,622 shares from H.I.G. Bayside Debt & LBO Fund II, L.P. and 2,183,550 shares from H.I.G. Bayside Loan Opportunity Fund II, L.P. to Bayside Fund IV. It is expected that Bayside Fund IV would have the ability to own these common shares for a minimum of three years.

Since March 31, 2019, the Legacy Bayside Funds, collectively, WhiteHorse Finance’s largest shareholder, have sold over half of their position in WhiteHorse Finance to the public markets, reducing their holdings from 51.25% of shares outstanding to 23.67% as of September 30, 2020.

This reduction in the Legacy Bayside Funds’ position since 2019 was made following extensive input from WhiteHorse Finance shareholders with the goal of improving liquidity in the Company’s shareholder base.

The announced share transfer was executed due to the Legacy Bayside Funds reaching the end of their terms; the Legacy Bayside Funds have held shares of WhiteHorse Finance since the Company’s IPO in 2012. The transfer does not preclude Bayside Fund IV from selling additional shares of WhiteHorse Finance to the public markets in the future.”

About WhiteHorse Finance, Inc.

WhiteHorse Finance, Inc. is a business development company that originates and invests in loans to privately held, lower middle market companies across a broad range of industries. The Company's investment activities are managed by its investment adviser, H.I.G. WhiteHorse Advisers, LLC, an affiliate of H.I.G. Capital, LLC ("H.I.G. Capital"). H.I.G. Capital is a leading global alternative asset manager with approximately $42 billion of capital under management* across a number of funds focused on the small and mid-cap markets. For more information about H.I.G. Capital, please visit http://www.higcapital.com. For more information about the Company, please visit http://www.whitehorsefinance.com.

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the Securities and Exchange Commission. The Company undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

* Based on total capital commitments managed by H.I.G. Capital and affiliates.

Contacts

Stuart Aronson

WhiteHorse Finance, Inc.

212-506-0500

saronson@higwhitehorse.com

Joyson Thomas
WhiteHorse Finance, Inc.
305-379-2322
jthomas@higwhitehorse.com

Sean Silva

Prosek Partners

646-818-9122

ssilva@prosek.com

Source: WhiteHorse Finance, Inc.